CONTACT:

Bell Industries, Inc
John A. Fellows/Mitchell I. Rosen
310-563-2355

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980

BELL INDUSTRIES REPORTS 2006 SECOND QUARTER RESULTS

El Segundo, California – August 14, 2006 – Bell Industries, Inc. (AMEX:BI) today reported financial results for the three and six-month periods ended June 30, 2006.

For the 2006 second quarter, revenues from continuing operations amounted to $31.2 million, compared with $35.3 million in the prior-year period. Net income totaled $5.2 million, or $0.61 per diluted share, including a pre-tax gain on the sale of the company’s J.W. Miller division of $6.1 million, or $5.2 million net of tax. This compares with net income of $948,000, or $0.11 per diluted share, in the year-ago second quarter.

“We have made significant progress with our strategy to concentrate on core business operations and align resources to position the company to become leaders in the key markets we serve,” said John A. Fellows, chief executive officer of Bell Industries. “Reflecting our dedication to these efforts, subsequent to the close of the second quarter, we announced that Bell’s Technology Solutions division received a number of new services contracts. Though we will incur start-up costs for the next few months, we expect these new service relationships to generate approximately $30 million in revenues with favorable margins in 2007.

“With the sharpened focus and recent operational enhancements to our largest operating division, we are confident that Bell’s Technology Solutions business is well positioned to emerge as a leading technology, product and services provider in the years ahead,” Fellows said.

2006 second quarter revenues for Bell’s Technology Solutions business were $16.7 million, compared with $21.4 million in the prior-year period. Product sales amounted to $9.8 million, compared with $13.9 million in the 2005 second quarter. Services revenues totaled $6.9 million in the current second quarter, compared with $7.5 million a year earlier. The division sustained an operating loss of $914,000 in the current second quarter, compared with operating income of $307,000 in the 2005 comparable period.

At Bell’s Recreational Products Group (RPG), net revenues for the 2006 second quarter benefited from strong marine sales and rose to $14.5 million, from $13.9 million in the year-ago period. Operating income increased to $922,000 for the 2006 second quarter from $834,000 a year earlier.

Corporate costs for the 2006 second quarter include approximately $160,000 in stock-based compensation expense, for stock options granted during this period, in accordance with the Statement of Financial Accounting Standards No. 123 (revised 2004).

Revenues from continuing operations for the first half of 2006 were $56.1 million, compared with $62.1 million in the comparable 2005 period. Including the sale of its J.W. Miller division, net income for the 2006 year-to-date period rose to $3.9 million, or $0.45 per diluted share, from $271,000, or $0.03 per diluted share, in the 2005 six-month period.

Bell continues to maintain a strong balance sheet, strengthened further by the J.W. Miller sale, and with no bank debt. At June 30, 2006, cash and cash equivalents totaled $14.5 million, and net working capital rose to $23.6 million. At the end of the 2006 second quarter, shareholders’ equity rose to $24.4 million, or $2.85 per share.

About Bell Industries, Inc.

Bell is comprised of two diversified business units, Bell’s Technology Solutions business and Recreational Products Group. Bell’s Technology Solutions business offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. Bell’s Recreational Products Group distributes after-market parts and accessories primarily to the recreational vehicle and boating markets.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to the new engagements adding approximately $30 million in incremental revenues with favorable margins during 2007, are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of our industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

# # #

Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2006	2005	2006	2005
Net revenues
Products	$24,302	$27,815	$41,395	$47,434
Services	6,859	7,462	14,729	14,666

	31,161	35,277	56,124	62,100

Costs and expenses
Cost of products sold	19,466	22,276	33,156	38,168
Cost of services provided	5,220	5,835	11,877	11,847
Selling and administrative	7,481	6,734	14,015	12,792
Interest, net	(134)	(36)	(209)	(88)

	32,033	34,809	58,839	62,719

Income (loss) from continuing operations before
income tax	(872)	468	(2,715)	(619)
Income tax expense (benefit)	(892)	30	(877)	45

Income (loss) from continuing operations	20	438	(1,838)	(664)
Income from discontinued operations, net of tax	39	510	577	935
Gain on sale of discontinued operations, net of tax	5,153	—	5,153	—

Net income	$5,212	$948	$3,892	$271

Basic and diluted share data
Income (loss) from continuing operations
Basic	$—	$.05	$(.22)	$(.08)

Diluted	$—	$.05	$(.22)	$(.08)

Net income
Basic	$.61	$.11	$.45	$.03

Diluted	$.61	$.11	$.45	$.03

Weighted average common stock
Basic	8,565	8,460	8,564	8,457

Diluted	8,593	8,493	8,590	8,513

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$9,803	$13,895	$16,239	$22,123
Services	6,859	7,462	14,729	14,666

	16,662	21,357	30,968	36,789
Recreational Products	14,499	13,920	25,156	25,311

	$31,161	$35,277	$56,124	$62,100

Operating income (loss)
Technology Solutions	$(914)	$307	$(2,158)	$(460)
Recreational Products	922	834	1,112	1,052
Corporate costs	(1,014)	(709)	(1,878)	(1,299)

	(1,006)	432	(2,924)	(707)
Interest, net	134	36	209	88
Income tax benefit (expense)	892	(30)	877	(45)

Income (loss) from continuing operations	$20	$438	$(1,838)	$(664)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$14,455	$7,331
Accounts receivable	15,645	15,306
Inventories	10,079	12,764
Prepaid expenses and other	2,906	2,701

Total current assets	43,085	38,102

Fixed assets, net	2,313	3,143
Other assets	2,557	3,108

	$47,955	$44,353

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Floor plan payables	$57	$68
Accounts payable	11,624	11,023
Accrued payroll and liabilities	7,854	8,440

Total current liabilities	19,535	19,531

Long-term liabilities	4,041	4,518
Shareholders’ equity	24,379	20,304

	$47,955	$44,353